Exhibit 7.1

STOCK PURCHASE AGREEMENT

among

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

as “Purchaser”

and

MCW HOLDINGS, INC.

as “Seller”

DATED AS OF: April 7, 2021

1. DEFINITIONS; GENERAL PROVISIONS		1

1.1.	Definitions	1
1.2.	General Provisions; Incorporation of Background	11

2. PURCHASE AND SALE OF PURCHASED SHARES; CLOSING; WORKING CAPITAL ADJUSTMENT		12

2.1.	Purchase and Sale of Purchased Shares	12
2.2.	Payment of the Purchase Price	12
2.3.	Working Capital Adjustment	12
2.4.	Closing Deliveries	13
2.5.	Closing	14

3. REPRESENTATIONS AND WARRANTIES OF SELLER		14

3.1.	Organization and Good Standing	14
3.2.	Capitalization; No Subsidiaries; Etc	15
3.3.	Authority; No Conflict; Consents	15
3.4.	Financial Statements	16
3.5.	Receivables; Books and Records	16
3.6.	Title To Assets; Encumbrances; Real Estate Matters	17
3.7.	Taxes	17
3.8.	Employment Agreements; Employee Benefits; ERISA	18
3.9.	Compliance With Legal Requirements; Governmental Authorizations	20
3.10.	Legal Proceedings; Orders	20
3.11.	Absence of Certain Changes and Events	21
3.12.	Material Contracts; Absence of Certain Practices	23
3.13.	Insurance	25
3.14.	Labor Matters	25
3.15.	Intellectual Property	25
3.16.	Relationships With Related Persons	26
3.17.	Insurance Clients	27
3.18.	Brokers or Finders	27
3.19.	Bank Accounts; Powers of Attorney	27
3.20.	No Indebtedness or Undisclosed Liabilities	27
3.21.	Disclosure	27

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

4.1.	Organization and Good Standing	28
4.2.	Authority; No Conflict	28
4.3.	Certain Proceedings	28
4.4.	Brokers or Finders	28
4.5.	Disclosure	28

5. MUTUAL COVENANTS; COVENANTS OF THE SELLER		29

5.1.	Access	29

(i)

5.2.	Operation of the Business	29
5.3.	Negative Covenant	30
5.4.	No Negotiation	30
5.5.	Mutual Covenants Regarding Governmental Authorizations and Other Consents	30
5.6.	Supplementation and Correction and Information	31
5.7.	Efforts Regarding Completion	31

6. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE		31

6.1.	Accuracy of Representations	32
6.2.	Seller’s Performance	32
6.3.	Consents	32
6.4.	No Proceedings	32
6.5.	No Prohibition	32
6.6.	Completion of ACIC Conversion Transaction	32

7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		33
7.1.	Accuracy of Representations	33
7.2.	Purchaser’s Performance	33
7.3.	No Prohibition	33
7.4.	No Proceedings	33
7.5.	ACIC Conversion	33
8.	TERMINATION	34
8.1.	Termination Events	34
8.2.	Effect of Termination	34

9. INDEMNIFICATION; REMEDIES		35

9.1.	Survival	35
9.2.	General Indemnification and Reimbursement by the Seller	35
9.3.	General Indemnification and Reimbursement by Purchaser	35
9.4.	Tax Indemnification	36
9.5.	Time Limitations	37
9.6.	Limitations on Amount of Liability	37
9.7.	Procedure for Indemnification - Third Party Claims	38
9.8.	Exclusive Remedy; Etc	39
9.9.	Determination of Damages	40

10. AGREEMENT NOT TO COMPETE, ETC		40

10.1.	Noncompetition	40
10.2.	Confidentiality	40
10.3.	Reformation	41
10.4.	Equitable Relief	41

(ii)

11. GENERAL PROVISIONS		41

11.1.	Expenses	41
11.2.	Public Announcements	42
11.3.	Confidentiality	42
11.4.	Notices	42
11.5.	Jurisdiction; Venue	43
11.6.	Certain Waivers	43
11.7.	Further Assurances	44
11.8.	Waiver	44
11.9.	Entire Agreement and Modification	44
11.10.	Assignments, Successors, and No Third-Party Rights	44
11.11.	Severability	44
11.12.	Section Headings, Construction	45
11.13.	Time of Essence	45
11.14.	Governing Law	45
11.15.	Counterparts	45

(iii)

EXHIBITS

Exhibit “A”	-	General Release

Exhibit “B”	-	Closing Certificate of Seller

Exhibit “C”	-	Closing Certificate of Purchaser

Exhibit “D”	-	Statement With Respect To Shares

SCHEDULES

Schedule A	-	Purchased Shares

Schedule B	-	Agency Agreement

Schedule C	-	Financial Statements

Schedule D	-	Leased Personal Property

Schedule E	-	Leased Real Property

Schedule F	-	Leases

Schedule G	-	Permitted Encumbrances

Schedule 3.2(c)	-	Subsidiaries

Schedule 3.2(d)	-	ACIC Indebtedness to the Company, the Seller, or any Related Person

Schedule 3.3(b)	-	Conflicts Regarding the Company and the Seller

Schedule 3.3(c)	-	Consents to be Obtained by the Company and the Seller

Schedule 3.7(a)	-	Tax Returns and Payments

Schedule 3.7(f)	-	Jurisdictions in Which Tax Returns are Filed by the Company; Etc.

Schedule 3.8(a)	-	Officers, Managers, Employees and Employment Agreements, Etc.

Schedule 3.8(b)	-	Employee Benefit Plans

Schedule 3.8(c)	-	Exceptions Regarding Employee Benefit Plans

Schedule 3.8(d)	-	Certain Payments to Employees, Etc.

Schedule 3.8(e)	-	Contributions; Absence of Events

Schedule 3.9(a)	-	Exceptions Regarding Compliance by Company with Legal Requirements; Etc.

Schedule 3.9(b)	-	Company Governmental Authorizations; Exceptions Relating to Company Governmental Authorizations

Schedule 3.10(a)	-	Proceedings

(iv)

Schedule 3.10(b)	-	Orders

Schedule 3.11(a)	-	Absence of Certain Changes and Events

Schedule 3.11(b)	-	Material Adverse Effect

Schedule 3.12(a)	-	Material Contracts

Schedule 3.12(b)	-	Exceptions Regarding Material Contracts

Schedule 3.13(a)	-	Insurance Policies

Schedule 3.13(b)	-	Exceptions Regarding Insurance

Schedule 3.15(a)	-	Certain Intellectual Property; Exceptions Regarding Intellectual Property

Schedule 3.15(b)	-	Exceptions Regarding Software

Schedule 3.15(d)	-	Royalty Payments; Etc.

Schedule 3.16	-	Relationships with Related Persons

Schedule 3.17	-	Production Statements

Schedule 3.19	-	Bank Accounts; Powers of Attorney

Schedule 3.20	-	Indebtedness and Undisclosed Liabilities

(v)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of April 7, 2021, by and among AMALGAMATED SPECIALTY GROUP HOLDINGS, INC., a Pennsylvania corporation (“Purchaser”), and MCW HOLDINGS, INC., a District of Columbia corporation (the “Seller”).

BACKGROUND

A. American Risk Management, Inc., a District of Columbia corporation (the “Company”) is engaged in the business of acting as an insurance producer, primarily as an insurance producer for Amalgamated Casualty Insurance Company, a mutual insurance company domiciled in the District of Columbia that provides property and casualty insurance to taxi cabs, limousines, and other specialty transportation providers (“ACIC”) (such business, as conducted by the Company, being collectively referred to herein as the “Business”).

B. Seller owns all of the outstanding capital stock of the Company (collectively, the “Purchased Shares”) as set forth on Schedule A.

C. Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the Purchased Shares pursuant to, and in accordance with, the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. DEFINITIONS; GENERAL PROVISIONS.

1.1. Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

1.1.1 “ACIC” - as defined in Paragraph A of the Background of this Agreement.

1.1.2 “Agency Agreement” - The Agency Agreement dated October 4, 2011 between the Company and ACIC, as amended, pursuant to which the Company provides services as an insurance producer to ACIC, a true, correct and executed copy of which, including all amendments thereto, is attached hereto as part of Schedule B.

1.1.3 “Affiliate” - with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified Person.

1.1.4 “Agreement” – this Stock Purchase Agreement, including all amendments hereof and all Exhibits and Schedules hereto.

1.1.5 “Bank Loan” – the indebtedness (not to exceed $1,400,000) of the Company to Sandy Spring Bank evidenced by the promissory note of the Company dated December 31, 2020, payable to Sandy Spring Bank in the original principal balance of $1,500,000.

1.1.6 [intentionally omitted]

1.1.7 “Breach” - a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement shall be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

1.1.8 “Business” - as defined in Paragraph A of the Background of this Agreement.

1.1.9 “Claim Notice” - as defined in Section 9.5(a).

1.1.10 “Client” - any Person named or covered under an insurance policy issued by ACIC within the twenty-four (24) months preceding the Closing Date; and any Person to whom or which the Company (or any of its employees, brokers, or other independent contractors on behalf of the Company) has provided, at any time within the twenty-four (24) months preceding the Closing Date, any services.

1.1.11 “Client Account” and “Client Accounts” - individually or collectively, as appropriate, the business account between (a) the Company and any Client of the Company or (b) ACIC and any Client of ACIC.

1.1.12 “Closing” - the completion of the Contemplated Transactions pursuant to Section 2.5.

1.1.13 “Closing Date” - the date and time as of which the Closing actually takes place.

1.1.14 [intentionally omitted].

1.1.15 “Code” - the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated by the IRS pursuant to that code or any successor law.

1.1.16 “Company” - as defined in Paragraph A of the Background of this Agreement.

1.1.17 “Company Indemnified Taxes” - collectively, any and all Taxes together with any Damages arising out of or incident to the determination, assessment or collection of such Taxes: (a) imposed on the Company with respect to (i) any taxable period or portion thereof ending on or prior to the Closing Date or (ii) the portion of the Straddle Period ending on or prior to the Closing Date (determined in accordance with Section 9.4(b)); (b) imposed on any Seller with respect to any taxable period; or (c) resulting from the Breach of the representations and warranties set forth in Section 3.7 [Taxes].

1.1.18 “Confidential Information” - as defined in Section 10.2.

1.1.19 “Consent” - any approval, consent, ratification, waiver, or other authorization or release (including any Governmental Authorization).

1.1.20 “Contemplated Transactions” - collectively, all of the transactions contemplated by this Agreement and each of the Related Agreements.

1.1.21 “Contract” - any agreement or contract (whether written or oral) that is legally binding.

1.1.22 “Control” - or any derivation thereof, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by Contract or otherwise) of any other Person; provided, however, that, in any event, any Person which owns or holds, directly or indirectly, ten percent (10%) or more of the voting securities or ten percent (10%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such Person) shall be deemed to “Control” such other Person. Without limiting the generality of the foregoing, (a) Seller shall be deemed to Control the Company and (b) Seller and the Company, collectively, shall be deemed to Control ACIC.

1.1.23 “Conversion Legislation” – Chapter 9 of Title 31 of the District of Columbia Official Code (D.C. Code §31-901 et seq.)

1.1.24 “Convertible Preferred Stock” means the Purchaser’s Series A 8.5% Cumulative Convertible Preferred Stock, having all the terms, rights, preferences, powers, restrictions and limitations as are set forth in the Statement With Respect To Shares attached hereto as Exhibit D.

1.1.25 “Copyrights” - as defined in clause (b) of the definition of the term “Intellectual Property”.

1.1.26 “Cost Sharing Agreement” – the Cost Sharing Agreement dated October 4, 2011 between the Company and ACIC, as amended, pursuant to which the Company reimburses ACIC for certain shared resources and basic rent related to the Company’s use of ACIC’s office space, a true, correct and executed copy of which, including all amendments thereto, is attached hereto as part of Schedule 3.12(a).

1.1.27 “Damages” - as defined in Section 9.9.

1.1.28 “Debtor Relief Laws” - collectively, any bankruptcy, insolvency, reorganization, moratorium and other similar laws or other Legal Requirements affecting the rights of creditors generally, including the United States Bankruptcy Code, Title 11 of the United States Code, as amended.

1.1.29 “Department of Insurance” - the District of Columbia Department of Insurance, Securities, and Banking.

1.1.30 “Employee Benefit Plans” - collectively, any plan, program, arrangement, agreement, or commitment that is a severance or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, pension, stock purchase, stock option, stock appreciation rights, phantom stock, restricted stock, profit sharing, 401(k), severance pay, life, health, disability, accident, medical insurance, vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” as defined in § 3(3) of ERISA that is maintained by the Company or to which the Company contributes, or has any obligation to contribute, or with respect to which the Company may have any Liabilities.

1.1.31 “Encumbrance” - any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or right of others.

1.1.32 “Environmental Law” - collectively, all Legal Requirements concerning pollution or protection of human health or the environment, including laws relating to emissions, discharges, releases (as defined in the Comprehensive Environmental Compensation, Response and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended), or potential releases of Hazardous Substances into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., each as amended from time-to-time.

1.1.33 “ERISA” - the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and any regulations and rules issued pursuant to that act or any successor law.

1.1.34 “Financial Statements” - collectively, the Seller’s consolidated compiled balance sheets for, and related internally prepared statements of income, shareholder’s equity and cash flows for, the years ended December 31, 2019 and December 31, 2020, copies of which financial statements are attached hereto as Schedule C.

1.1.35 “Fundamental Indemnification Claim” - as defined in Section 9.5(c).

1.1.36 “GAAP” - at any particular time, generally accepted accounting principles as in effect in the United States at such time.

1.1.37 “General Release” – the general release to be executed at the Closing by the Parties in the form attached hereto as Exhibit A.

1.1.38 “Governmental Authorization” - any Consent, license, certificate of authority, or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.1.39 “Governmental Body” - any government or political subdivision, whether federal, state, local, municipal, or foreign, or any agency, regulatory authority or instrumentality of any such government or political subdivision (including the Department of Insurance and any any bureau, agency, or authority having or asserting authority or jurisdiction for any Tax purpose), or any federal, state, local or foreign court or arbitrator.

1.1.40 “Guarantor” – Patrick J. Bracewell or any other Person acting as a guarantor or surety of the Bank Loan.

1.1.41 “Hazardous Substances” - any substance that forms, or could form, the basis for any Liability under any applicable Environmental Law, or that is defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law or other Legal Requirement or Order, as a “hazardous substance,” “hazardous material,” “hazardous air pollutant,” “extremely hazardous substance,” “hazardous waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list, regulate or classify substances by reason of their potentially deleterious properties such as ignitability, flammability, corrosivity, reactivity, combustibility, dispersability, volatility, carcinogenicity, or toxicity including, radioactive materials, explosives, urea formaldehyde, asbestos, polychlorinated biphenyls and also including petroleum products, byproducts and wastes or byproducts associated with the extraction, refining or use of petroleum, petroleum products or other hydrocarbons, whether or not any such petroleum products, byproducts, wastes or other hydrocarbons are listed or classified in such laws or regulations.

1.1.42 “Indebtedness” - collectively, without duplication and with respect to any applicable Person, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, mortgage, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of such Person’s business), (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any indebtedness secured by an Encumbrance on a Person’s assets, (g) any obligations of a Person under capitalized leases according to GAAP, (h) any payment to be made pursuant to sale-leaseback transactions, (i) any payment to be made pursuant to a non-compete payment obligation or change of control payment obligation, (j) Liabilities related to the acquisition of or by such Person and including earn-out or similar contingent purchase amounts, and (k) any amounts outstanding under any letters of credit, bankers’ acceptance or similar instrument, in each case, including interest, fees and prepayment premiums or penalties thereon.

1.1.43 “Indemnified Party” - as defined in Section 9.7(b).

1.1.44 “Indemnifying Party” - as defined in Section 9.7(b).

1.1.45 “Intellectual Property” - collectively, the following intangible assets owned by the Company or licensed by the Company from any third-party:

(a) all fictitious business names, and any trade names, registered and unregistered trademarks, service marks and logos (including the name “American Risk Management”, the acronym “ARM,” and any derivation or variation thereof such name or acronym), together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith (collectively, the “Marks”);

(b) all copyrights in both published works and unpublished works and all applications, renewals and registrations thereof (collectively, the “Copyrights”);

(c) all developments and inventions (whether or not patentable), all proprietary rights and business information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer lists, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”);

(d) computer software and databases (including all source code, object code and all related applications and data files, as well as all documentation pertaining thereto, including flow charts, logic diagrams, manuals, guides and specifications) (collectively, “Software”);

(e) all Uniform Resource Locators, whether or not actively used, together with any and all rights to use, renew, extend and transfer the same (collectively, “URLs”); and

(f) all other intellectual property and proprietary rights, including the absolute right (if any) to bring, prosecute, settle or litigate any and all claims for interference, violation or infringement of any of the foregoing intangible assets, regardless of the date(s) upon which such claims arose.

1.1.46 “Interim Balance Sheet Date” - June 30, 2020, which is the date of the first of the Interim Financial Statements delivered by the Seller to Purchaser simultaneously with the execution and delivery of this Agreement pursuant to Section 3.4(b); provided, however, that solely for purposes of the representations and warranties set forth in Section 3.4, the term “Interim Balance Sheet Date” shall also be deemed to refer to the date of the balance sheet included in each other set of Interim Financial Statements, if any, which are hereafter delivered by the Seller to Purchaser pursuant to Section 5.2(g).[NTD – this will need to be changed assuming Seller can deliver YE 2020 statements at execution.]

1.1.47 “Interim Financial Statements” - collectively, the interim financial statements of the Company as of the Interim Balance Sheet Date as referred to in Section 3.4(b), together with any interim financial statements of the Company which are hereafter delivered by the Seller to Purchaser pursuant to Section 5.2(g).

1.1.48 “IRS” - the United States Internal Revenue Service.

1.1.49 “Knowledge of the Seller” - with respect to a particular fact or matter, the actual knowledge of Seller or any other director, manager or officer of the Company with respect to such fact or matter, and the actual knowledge of any such Person that would have been obtained after due inquiry by them. For purposes hereof, the term “due inquiry” means, with respect to the Seller or any other director, manager or officer of the Company, (a) a reasonable review by such Person of the relevant books, records and properties of Seller or the Company relating to matters relevant to such particular fact or matter and (b) a reasonable inquiry by such Person of each other Person (including any Representative of the Company) who would reasonably be expected to have actual knowledge of such fact or matter as a result of such other Person’s position or duties.

1.1.50 “Leased Personal Property” - collectively, all tangible personal property described on Schedule D with respect to which a Lease is in effect under which the Company currently makes annual rental payments of Five Thousand Dollars ($5,000.00) or more or cannot terminate and cancel without Liability upon not more than thirty (30) days’ prior written notice.

1.1.51 “Leased Real Property” - collectively, all real estate and the buildings and improvements erected on, and all improvements and asset additions which are affixed to, any such real estate that are described on Schedule E and with respect to which a Lease is in effect.

1.1.52 “Lease” and “Leases” - individually or collectively, as appropriate, the leasehold interests of the Company in (a) the Leased Real Property and (b) the Leased Personal Property pursuant to the Contracts identified on Schedule F.

1.1.53 “Lender” – Sandy Spring Bank, in its capacity as the lender of the Bank Loan.

1.1.54 “Legal Requirement” or “Legal Requirements” - individually or collectively, any federal, state, local or foreign law, statute, ordinance, code, principle of common law or regulation (including the terms of any Order or Governmental Authorization) as in effect from time-to-time.

1.1.55 “Liability” or “Liabilities” - individually or collectively, as appropriate, any debt, obligation, loss contingency or liability (whether known or unknown, liquidated, contingent or otherwise), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, or SAP, or in the footnotes thereto.

1.1.56 “Marks” - as defined in clause (a) of the definition of the term “Intellectual Property.”

1.1.57 “Material Adverse Effect” - any event, circumstance, change, occurrence or effect that has a material and adverse effect upon the Business or the assets, Liabilities, condition (financial or otherwise), operations or results of operations of the Company, taken as a whole.

1.1.58 “Material Contracts” - as defined in Section 3.12(a).

1.1.59 “Noncompetition Period” - the two (2) year period commencing on the Closing Date and continuing until and including the second (2nd) anniversary of the Closing Date, it being understood that the Noncompetition Period does not exist unless and until the Closing has taken place.

1.1.60 “Order” - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body, or by any arbitrator.

1.1.61 “Organizational Documents” - collectively (a) with respect to a Person that is a corporation, (i) the articles or certificate of incorporation of such Person, (ii) the bylaws of such Person and (iii) any other organizational or similar document pertaining to such Person, and (b) with respect to a Person that is a limited liability company, (i) the certificate of formation or organization of such Person, (ii) the operating or limited liability company agreement of such Person, and (iii) any other organizational or similar document pertaining to such Person.

1.1.62 “PBGC” - the Pension Benefit Guaranty Corporation.

1.1.63 “Permitted Encumbrances” -as defined in Section 3.6(a).

1.1.64 “Person” - any individual, corporation, general or limited partnership, limited liability company or limited liability partnership, joint venture, estate, trust, association, organization, or other legal entity or Governmental Body.

1.1.65 “Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.1.66 “Producers” - collectively, each employee and independent contractor of the Company who is responsible for sales or business development with respect to the Business, including account executives that are responsible for business development and serve as the principal contact with any Client Account, and retail agents or brokers (whether individuals or entities) with respect to whom the Company acts as wholesaler or managing general agent.

1.1.67 “Production Statements” - as defined in Section 3.17.

1.1.68 “Purchase Price” - the total amount of the consideration to be paid by Purchaser to the Seller for the Purchased Shares, which shall consist of Five Hundred Fifty Thousand shares of Seller’s Convertible Preferred Stock.

1.1.69 “Purchased Shares” - as defined in Paragraph B of the Background of this Agreement.

1.1.70 “Purchaser” - as defined in the introductory paragraph to this Agreement.

1.1.71 “Purchaser Indemnitees” - as defined in Section 9.2.

1.1.72 “Qualified Plans” - as defined in Section 3.8(c).

1.1.73 “Related Agreements” - collectively, all agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement or the Contemplated Transactions, as well as all exhibits, annexes, and schedules to any of the foregoing, including each of the agreements, documents, certificates and instruments identified in Section 2.4.

1.1.74 “Related Person” - with respect to a Person who is an individual shall mean:

(a) any other individual having a relationship with such specified individual (by blood, marriage or adoption) of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, “Relatives”);

(b) any Person that is directly or indirectly Controlled by such individual or any one or more members of such individual’s Relatives;

(c) any trust established for the benefit of such individual or any one or more members of such individual’s Relatives; and

(d) any Person with respect to which such individual or one or more members of such individual’s Relatives serves as a director, officer, partner, or trustee (or in a similar capacity); or

with respect to a specified Person other than an individual shall mean:

(i) any Affiliate of such specified Person; and

(ii) each Person that serves as a director, officer, partner, or trustee (or in a similar capacity) of such specified Person.

1.1.75 “Representative” - with respect to a particular Person shall include any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.

1.1.76 “Restricted Territory” - collectively, the geographic territory consisting of the District of Columbia, the State of Maryland, and the Commonwealth of Virginia and any other geographic area in which the Company conducted business prior to the Closing Date.

1.1.77 “SAP” - the statutory accounting principles prescribed or permitted by the Department of Insurance, applied on a consistent basis.

1.1.78 “Seller” - as defined in the introductory paragraph to this Agreement.

1.1.79 “Seller Indemnitees” - as defined in Section 9.3.

1.1.80 “Seller’s Fundamental Representations and Warranties” - collectively or individually, as appropriate, the representations and warranties made by the Seller in Section 3.2 [Capitalization; No Subsidiaries; Etc.], and Section 3.6(a) [Title to Assets].

1.1.81 “Software” - as defined in clause (d) of the definition of the term “Intellectual Property.”

1.1.82 “Straddle Period” - as defined in Section 9.4(b)(ii).

1.1.83 “Tax” or “Taxes” - individually or collectively, as appropriate, any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee, unclaimed property, or other like assessment or charge of any kind whatsoever (including any Tax imposed under § 1374 of the Code, and any liability incurred or borne by virtue of the application of Treasury Regulation § 1.1502-6 (or any similar or corresponding provision of state, local or foreign law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

1.1.84 “Tax Claim” - as defined in Section 9.5(b).

1.1.85 “Tax Return” - all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

1.1.86 “Third Party Claims” - as defined in Section 9.7(b).

1.1.87 “Threatened” - a Proceeding, claim, dispute or other matter shall be deemed to have been “Threatened” with respect to any Person, if such Person or its Representatives has received any demand, statement or other notice with respect to such Proceeding, claim, dispute or other matter.

1.1.88 “Trade Secrets” - as defined in clause (c) of the definition of the term “Intellectual Property.”

1.1.89 “URLs” - as defined in clause (d) of the definition of the term “Intellectual Property.”

1.2. General Provisions; Incorporation of Background.

(a) Unless expressly provided otherwise in this Agreement, or the Related Agreements, or unless the context requires otherwise:

(i) all capitalized terms used in the Related Agreements that are defined in this Agreement shall have the respective meanings ascribed to them herein;

(ii) all accounting terms used in this Agreement and in the Related Agreements shall have the meanings ascribed to them in accordance with GAAP;

(iii) the singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(iv) all references to “Sections” shall be deemed to refer to the provisions of this Agreement and all references to “Schedules” and “Exhibits” shall be deemed to refer to the Schedules and Exhibits annexed to this Agreement, which are incorporated herein by this reference;

(v) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect;

(vi) all references to any section (§), sections (§§), paragraphs, or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute, or treaty, shall be deemed to include successor, amended, renumbered, and replacement provisions thereof;

(vii) the word “including” shall not limit the preceding words or terms;

(viii) any reference to “Dollars” and “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America; and

(ix) the terms “hereof,” “hereby,” “hereunder,” “herein” and similar terms shall refer to this Agreement as a whole; and

(x) the terms “party” or “parties” shall refer to the Seller and Purchaser and their respective successors and permitted assigns, individually or collectively, as the context may require.

(b) The Background provisions set forth above are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.2(b).

2. PURCHASE AND SALE OF PURCHASED SHARES; CLOSING; WORKING CAPITAL ADJUSTMENT.

2.1. Purchase and Sale of Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase and accept from the Seller, and the Seller shall sell, assign, transfer, and deliver to Purchaser, all of the Purchased Shares, free and clear of all Encumbrances.

2.2. Payment of the Purchase Price. In consideration of the purchase and sale of the Purchased Shares pursuant to Section 2.1, at the Closing, Purchaser shall issue Five Hundred Fifty Thousand (550,000) shares of Purchaser’s Convertible Preferred Stock to the Seller.

2.3. Working Capital Adjustment.

(a) Within thirty (30) days following the Closing Date, Seller shall cause Snyder Cohn, PC, certified public accountants, to deliver to Purchaser an interim balance sheet (“Closing Balance Sheet”) as of the close of business on the date immediately preceding the Closing Date. The Closing Balance Sheet shall include (i) the Company’s cash and cash equivalents, accounts receivable, commissions receivable, and other current assets as of the close of business on the date immediately preceding the Closing Date (collectively, “Assets”), (ii) the Company’s accounts payable, accrued expenses, and other current liabilities as of the close of business on the date immediately preceding the Closing Date (collectively, “Liabilities”), and (iii) the amount equal to Assets minus Liabilities (“Working Capital”), and Seller shall sign and deliver to Purchaser its calculation of such Assets, Liabilities and Working Capital. The calculation of Assets, Liabilities and Working Capital shall be made in accordance with GAAP and to the extent not inconsistent therewith, consistent with the accounting practices, procedures and customs employed by the Company in preparing the Financial Statements for prior periods. For the avoidance of doubt, the calculation of Liabilities shall not include the principal amount of the Bank Loan but should include the accrued interest and prepayment penalty (if any) on the Bank Loan as of the Closing Date.

(b) If Purchaser disputes such calculation within fifteen (15) days following the receipt thereof, Johnson Lambert & Co., certified public accountants, or such other accounting firm as Seller and Purchaser shall mutually select (the “Accounting Firm”), shall be engaged to resolve disputes relating to such calculation and such resolution shall be final and binding on Seller and Purchaser. In the event of a dispute, Seller and Purchaser shall receive from the Accounting Firm a report, based upon procedures stated in such report and approved by Seller and Purchaser, approval of such procedures not to be unreasonably withheld, detailing such procedures and providing written findings as to the calculation of Working Capital and that such amount has been determined in accordance with the requirements of this Section. If Purchaser fails to dispute such calculation within the time period allotted therefor, the Accounting Firm’s calculations shall be final and binding.

(c) The extent to which Working Capital is more than Five Thousand Dollars ($5,000.00) (the “Target Working Capital”), such excess is referred to herein as a “Working Capital Surplus” and the extent to which Working Capital is less than the Target Working Capital, such deficit is referred to herein as a “Working Capital Deficit”. If there is determined to be a Working Capital Deficit, then Seller shall pay to Purchaser the amount of such Working Capital Deficit in cash within ten (10) days of such final determination in accordance with written instruction of Purchaser delivered to Seller. If there is finally determined to be a Working Capital Surplus, then Purchaser shall pay to Seller the amount of such Working Capital Surplus in cash within ten (10) days of such final determination in accordance with written instruction of Seller delivered to Purchaser.

(d) Following the Closing Date, Purchaser shall cause the Company, in the ordinary course of business, to collect all receivables included as Assets as of the close of business on the date immediately preceding the Closing Date. If any such receivable remains uncollected for more than 90 days (an “Uncollected Asset”), the amount of such Uncollected Asset shall constitute an additional amount of Working Capital Deficit, which amount Seller shall remit to Purchaser in cash within ten (10) days of Seller’s receipt of notice and demand therefor from Purchaser. If at any time after Seller remits a payment as provided in the preceding sentence the Company subsequently collects all or part of an Uncollected Asset, then the amount of such Uncollected Asset shall constitute an additional amount of Working Capital Surplus, which amount Purchaser shall remit to Seller in cash within ten (10) days of the Company’s receipt of such payment.

2.4. Closing Deliveries. At the Closing:

(a) the Seller shall deliver, or cause to be delivered, to Purchaser:

(i) the stock certificate or certificates representing all of the Purchased Shares issued to Seller endorsed in blank by Seller;

(ii) an executed counterpart of the General Release;

(iii) a closing certificate executed by the Seller in the form attached hereto as Exhibit “B”;

(iv) a subsistence or good standing certificate with respect to the Company issued by the Department of Consumer and Regulatory Affairs of the District of Columbia, dated not later than thirty (30) days prior to the Closing Date and indicating that the Company is in good standing in such jurisdiction;

(v) the original corporate records for the Company; and

(vi) all other certificates, instruments and documents required to be delivered by the Seller pursuant to this Agreement or any of the Related Agreements or reasonably required by Purchaser in connection with the completion of the Contemplated Transactions.

(b) Purchaser shall deliver, or cause to be delivered, to the Seller:

(i) evidence satisfactory to the Seller that each and every Guarantor has been released from any liability to the Lender with respect to the Bank Loan;

(ii) a stock certificate issued in the name of Seller with respect to the Convertible Preferred Stock to be issued to Seller hereunder;

(iii) an executed counterpart of the General Release;

(iv) a closing certificate executed by Purchaser in the form attached hereto as Exhibit “C”;

(v) a certificate of the Secretary or other appropriate officer of Purchaser, dated as of the Closing Date, attaching therewith certified copies of resolutions duly adopted or consented to by the board of directors of Purchaser approving the execution and delivery by Purchaser of this Agreement and the other Related Agreements to which Purchaser is a party and the completion of the Contemplated Transactions;

(vi) a good standing certificate with respect to Purchaser issued by the Secretary of State of the State of Pennsylvania dated not later than thirty (30) days prior to the Closing Date and indicating that Purchaser is in good standing in such jurisdiction; and

(vii) all other certificates, instruments and documents required to be delivered by Purchaser pursuant to this Agreement or any other Related Agreements or reasonably required by the Seller in connection with the completion of the Contemplated Transactions.

2.5. Closing. Unless this Agreement is terminated in accordance with Section 8, the Closing shall take place at the offices of Stevens & Lee, P.C., at 620 Freedom Business Center, Suite 200, King of Prussia, Pennsylvania, at 10:00 A.M. on the date that is five (5) days following the date that all approvals, Consents and other conditions set forth in Section 6 and Section 7 have been obtained, waived, or satisfied (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied), or at such other time, date or place as may be mutually agreed upon by Purchaser and the Seller; provided, however, that the Closing shall be coordinated by means of overnight delivery, electronic mail or facsimile delivery, of the various documents and instruments to be delivered by the parties at the Closing, rather than by means of the attendance of the parties in person at the offices of Stevens & Lee, P.C.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller hereby represents and warrants to Purchaser as follows:

3.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the District of Columbia, with full corporate power and authority to (a) conduct the Business as it is now being conducted, (b) own or use the property and assets that it owns or uses, and (c) perform all its obligations under all Contracts to which it is a party. The Company is duly qualified to do business as a foreign corporation and is in good standing under the applicable Legal Requirements of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2. Capitalization; No Subsidiaries; Etc.

(a) The Purchased Shares constitute all of the authorized, issued, and outstanding shares of capital stock or other equity or ownership interests in the Company. All of the Purchased Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable.

(b) Seller owns beneficially and of record all of the Purchased Shares and has good and marketable title to all such Purchased Shares free and clear of all Encumbrances. Except for the Contemplated Transactions, neither the Seller (individually or collectively) nor the Company has any commitment or obligation to redeem, purchase, issue, deliver or sell any shares or other equity or ownership interests of the Company (including any Purchased Shares) or any options, warrants, or other securities or obligations convertible into or exchangeable for, or giving any Person any right to put, or subscribe for, purchase or otherwise acquire from the Company or either Seller, any shares or other equity or ownership interests of the Company (including any Purchased Shares), and no such options, warrants, securities or obligations are issued or outstanding.

(c) Except as set forth on Schedule 3.2(c), the Company does not (i) own (and has never owned), directly or indirectly, whether beneficially or of record, any capital stock or other equity securities of, or any ownership interest or investment in, any Person or (ii) otherwise Control any Person other than ACIC.

(d) Except as set forth on Schedule 3.2(d), ACIC is not Indebted to the Company, the Seller, or any Related Person of the Company or Seller, including but not limited to Indebtedness under any surplus note or similar instrument.

(e) Neither the Company nor the Seller owns, or has any investment or interest in, any captive insurance company or insurance carrier or underwriter or is a party to any agreements, arrangements or understandings which would require the Company or the Seller to assume any underwriting risk.

3.3. Authority; No Conflict; Consents.

(a) Seller has all requisite legal right, power, capacity and authority to execute and deliver this Agreement and the Related Agreements to which Seller is a party and to fully perform Seller’s obligations hereunder and thereunder. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Laws. Upon the execution and delivery by Seller of the Related Agreements to which Seller is a party, such Related Agreements shall constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by any applicable Debtor Relief Laws.

(b) Except as set forth on Schedule 3.3(b), neither the execution, delivery, and performance of this Agreement and the Related Agreements nor the completion of the Contemplated Transactions will, directly or indirectly, (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is listed on Schedule 3.9(b), (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate any Contract to which the Company or Seller is a party or by which the Company or Seller is bound, or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the property or assets of the Company or any of the Purchased Shares.

(c) Except as set forth on Schedule 3.3(c), none of the Company, the Seller, or ACIC are, or will be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement and the Related Agreements or the completion of the Contemplated Transactions.

3.4. Financial Statements.

(a) Seller has delivered to Purchaser true and complete copies of the Financial Statements. The Financial Statements are true and correct and present fairly the consolidated financial position and the results of operations, changes in stockholders’ equity and cash flows of Seller and the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in conformity with GAAP consistently applied throughout the periods involved. No financial statements of any Person other than Seller and the Company are required by GAAP to be included in the Financial Statements.

(b) Seller has delivered or as soon as available will deliver, as contemplated in Section 5.2(g), to Purchaser true and complete copies of the internally prepared balance sheet of the Company as at each Interim Balance Sheet Date and the related internally prepared statement of income for the respective periods then ended (such financial statements being referred to herein as the “Interim Financial Statements”). The Interim Financial Statements are true and correct and present fairly, or will be true and correct and will present fairly when hereafter delivered as contemplated in Section 5.2(g), the financial position and the results of operations of the Company as at each respective Interim Balance Sheet Date and for the respective periods then ended, in accordance with GAAP applied on a basis consistent with the Financial Statements, except for (i) customary year-end adjustments and (ii) the absence of detailed notes.

3.5. Receivables; Books and Records. All of the accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and, to the Knowledge of the Seller, are not subject to any counterclaims or offsets. To the Knowledge of the Seller, such accounts receivable will be fully collected in the normal and ordinary course of business (without resort to legal Proceedings). The respective books of account, minute books, record books, and other records of the Company are complete and correct in all material respects and have been kept and maintained in accordance with sound business practices.

3.6. Title To Assets; Encumbrances; Real Estate Matters.

(a) The Company does not own, and has never owned, any interest in any real property. The Leased Real Property constitutes all of the real property that the Company has ever leased. The Company has (i) good and marketable title to all of its property and assets, which property and assets will not, at the Closing, be subject to any Encumbrance other than the Encumbrances identified on Schedule G (the “Permitted Encumbrances”) that specifically relate to such property and assets; and (ii) a valid leasehold interest in the Leased Personal Property and the Leased Real Property pursuant to the respective Leases, subject, however, to the Permitted Encumbrances that specifically relate to such Leased Personal Property and Leased Real Property.

(b) The Leased Real Property, the use and occupancy thereof by the Company, and the conduct thereon and therein of the Business do not violate in any material respect any applicable Legal Requirement (including any Environmental Law), and, to the Knowledge of the Seller, there are no developments or conditions affecting any of the Leased Real Property which would be reasonably likely to materially interfere with the use and occupancy of the Leased Real Property.

3.7. Taxes.

(a) Except as set forth on Schedule 3.7(a), the Seller and the Company (i) have each filed or caused to be filed all Tax Returns that are or were required to be filed by them (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements and (ii) have each paid, or made provision for the payment of, all Taxes that have become due and payable by them, regardless of whether or not shown on such Tax Returns, except such Taxes, if any, as are listed in such Schedule 3.7(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Financial Statements or the Interim Statutory Statements.

(b) All Tax Returns filed by the Seller and the Company (i) were prepared in good faith and in accordance with the Code and any other applicable Legal Requirement and (ii) are true, correct and complete in all respects.

(c) No audit has been commenced against either Seller or the Company regarding Taxes.

(d) No Tax is required to be withheld pursuant to § 1445 of the Code as a result of any of the Contemplated Transactions.

(e) The Company has withheld from its employees (and timely paid to the appropriate Governmental Body) proper and accurate amounts for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable Legal Requirements (including income, social security and employment Tax withholding for all types of compensation).

(f) Schedule 3.7(f) identifies each state and local jurisdiction or Governmental Body in which the Company is required to (i) file any Tax Return, and the Tax Returns that the Company is required to file in each such jurisdiction, and (ii) pay or withhold any Tax, and the Taxes that the Company or ACIC, as appropriate, is required to pay or withhold in each such jurisdiction. Except with respect to the Seller, the Company is not, and has never been, a member of an affiliated group (as defined in § 1504 of the Code) or filed or been included in a combined, consolidated or unitary Tax Return and is not bound by or party to any Tax allocation, Tax sharing or similar agreement.

(g) To the Knowledge of the Seller, there will be no Taxes imposed on Purchaser by any taxing authority or Governmental Body as a result of or with respect to the sale of the Purchased Shares or the completion of the Contemplated Transactions. The charges, accruals and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Liability of the Company for Taxes.

(h) At all times since its formation the Company has been classified and will continue to be classified until the Closing Date as a subchapter S corporation for federal and state income Tax purposes.

3.8. Employment Agreements; Employee Benefits; ERISA.

(a) Schedule 3.8(a) sets forth an accurate list of all officers, managers, and employees of the Company, all employment agreements with any such Persons, and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such Persons as of the last payroll date immediately preceding the date of this Agreement.

(b) Schedule 3.8(b) sets forth an accurate list of all Employee Benefit Plans, and true, complete and correct copies of such plans, and any agreements, insurance contracts and trusts related thereto that are identified on Schedule 3.8(b), have been delivered to Purchaser. Except for the Employee Benefit Plans described on Schedule 3.8(b), the Company does not sponsor, maintain, contribute to or have any Liability with respect to any Employee Benefit Plan. Except as set forth in Schedule 3.8(b), the Company is now, nor will it as a result of its past activities become, liable to the PBGC or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Benefit Plans listed on Schedule 3.8(b) and the administration thereof comply in all material respects with the terms thereof and all applicable provisions of ERISA, as well as all other applicable Legal Requirements. As of the Interim Balance Sheet Date, all accrued contribution obligations of the Company with respect to any Employee Benefit Plan listed on Schedule 3.8(b) have either been paid or are reflected on the Interim Financial Statements as of the Interim Balance Sheet Date.

(c) Except as set forth on Schedule 3.8(c), all Employee Benefit Plans listed on Schedule 3.8(b) that are intended to qualify (collectively, “Qualified Plans”) under § 401(a) of the Code are, and have been, so qualified and have been determined by the IRS to be so qualified, and copies of the most recent determination letters with respect thereto are attached to Schedule 3.8(c) and nothing has occurred since the date of such letter that has or, to the Knowledge of Seller, is reasonably likely to, and the consummation of the Contemplated Transactions will not, adversely affect such qualification. Except as disclosed on Schedule 3.8(c), all reports and other documents required to be filed with the United States

Department of Labor, the PBGC or the IRS or any other Governmental Body or distributed to plan participants or beneficiaries with respect to the Employee Benefit Plans listed on Schedule 3.8(b) have been timely filed or distributed, and copies of the most recent reports and filings relating thereto are included as a part of Schedule 3.8(c). Neither the Seller, any of the Employee Benefit Plans listed in Schedule 3.8(b), nor the Company has engaged in any transaction prohibited under the provisions of § 4975 of the Code or § 406 of ERISA. No Employee Benefit Plan listed on Schedule 3.8(b) has incurred an accumulated funding deficiency (as defined in § 412(a) of the Code and § 302(1) of ERISA); and the Company has not incurred any Liability for excise Tax or penalty due to the IRS, nor any Liability to the PBGC. Except as set forth on Schedule 3.8(c):

(i) there have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan;

(ii) no Employee Benefit Plan listed on Schedule 3.8(b) that is subject to the provisions of Title IV of ERISA has been terminated;

(iii) there have been no “reportable events” (as that phrase is defined in § 4043 of ERISA) with respect to any Employee Benefit Plan listed on Schedule 3.8(b);

(iv) the Company has not incurred any Liability under § 4062 of ERISA; and

(v) no circumstances exist pursuant to which the Company would have any Liability (including any Liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the IRS for any excise Tax or penalty), or be subject to any statutory lien to secure payment of any such Liability, with respect to any Employee Benefit Plan now or heretofore maintained or contributed to by any Person other than the Company that is, or at any time was, a member of a “controlled group” (as defined in § 412(n)(6)(B) of the Code) that includes the Company.

(d) Except as otherwise set forth in Schedule 3.8(d), the completion of the Contemplated Transactions will not (i) entitle any employee or former employee of the Company to any payment, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit or (iv) result in any “parachute payment” under § 280G of the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

(e) Except as described in Schedule 3.8(e), (i) with respect to each Employee Benefit Plan, (A) all contributions required or payments due from the Company to the date hereof have been made or will be timely made and all amounts properly recorded on the books of the Company, and (B) there are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Seller, Threatened, with respect to such Employee Benefit Plan or against the assets or fiduciaries of such Employee Benefit Plan and (ii) to the Knowledge of the Seller, no event has occurred as a result of which the Company or any Employee Benefit Plan would be reasonably likely to be subject to any Liability under ERISA, the Code or any other Legal Requirement applicable to any Employee Benefit Plan.

3.9. Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.9(a), (i) the Company has complied and is in compliance in all material respects with each Legal Requirement (including Environmental Laws and Legal Requirements relating to the regulation of the insurance industry or the employment, termination of employment, or failure to employ, any former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of § 414(n) of the Code)) that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties or assets and (ii) the Company has not received notice from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential material violation of, or failure to comply with, any such Legal Requirement or (B) any actual, alleged, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Legal Requirement.

(b) Schedule 3.9(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business, in each case indicating the expiration date thereof, if any. The Governmental Authorizations listed on Schedule 3.9(b) constitute all material Governmental Authorizations required under applicable Legal Requirements to permit the Company’s operation of the Business in the manner in which it is currently conducted. Each Governmental Authorization listed on Schedule 3.9(b) is valid and in full force and effect. Except as set forth on Schedule 3.9(b), the Company has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified on Schedule 3.9(b).

3.10. Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.10(a), there is no Proceeding (i) that has been commenced by or against the Company, or that otherwise relates to the Business (including claims of bad faith or involving payments in excess of policy limits; workers’ compensation claims by any current or former employees of the Company; and claims relating to the employment of, termination of employment of, or failure to employ, any individual, including individuals classified as independent contractors or “leased employees” (within the meaning of § 414(n) of the Code)), or (ii) pending that challenges, or that is reasonably likely to have the effect of preventing, materially delaying or rendering illegal any of the Contemplated Transactions. To the Knowledge of the Seller, no Proceeding of the type described in clauses (i) or (ii) of this Section 3.10(a) has been Threatened.

(b) Except as set forth on Schedule 3.10(b), (i) there is no Order to which the Company or any of its properties or assets or the Business is subject, and (ii) the Company has complied in all material respects with all of the terms and requirements of each Order set forth on Schedule 3.10(b).

(c) No attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other Debtor Relief Laws are pending or, to the Knowledge of the Seller, Threatened, against the Company or Seller.

3.11. Absence of Certain Changes and Events.

(a) Except as set forth in Schedule 3.11(a), since January 1, 2020, the Company has conducted the Business only in the ordinary course consistent with past practice and there has not been any:

(i) amendment, or termination of, or receipt of notice of termination of, the Agency Agreement, or any relinquishment, waiver, or release of any material right under the Agency Agreement, or any notice of default under, or any circumstance constituting default (whether or not material) on the part of the Company or ACIC under the Agency Agreement;

(ii) (A) amendment to the Organizational Documents of the Company, (B) merger by the Company with or into or consolidation by the Company with any other Person, (C) subdivision in any way or reclassification of any shares of capital stock or other equity or ownership interests (including the Purchased Shares) of the Company, or (D) change or agreement to change in any manner the rights of any shareholder of the Company or the character of the Business conducted by the Company;

(iii) material payment or increase by the Company of any bonuses, salaries, or other compensation to any manager, officer, or employee (except in the ordinary course of business consistent with past practice) or the execution or amendment by the Company of any employment, severance, deferred compensation or similar Contract with any manager, officer, or employee;

(iv) adoption or amendment of any Employee Benefit Plan, or, except in the ordinary course of business and consistent with past practice and the terms of such Employee Benefit Plans, increase in the payments to or benefits under any Employee Benefit Plan identified on Schedule 3.8(b);

(v) damage to or destruction or loss of any property or assets of the Company, whether or not covered by insurance, which in the aggregate exceeded Five Thousand Dollars ($5,000.00);

(vi) acquisition, sale, lease, or other disposition of any property or assets of the Company, or any mortgage, pledge, or imposition of any Encumbrance on any of the Company’s property or assets, other than the acquisition, sale or disposition of property or assets in the ordinary course of Business consistent with past practice;

(vii) material change in the accounting methods, policies or practices used by the Company;

(viii) issuance of securities or declaration or payment of any dividends by the Company, or declaration or making of any other distributions of any kind to the Seller by the Company, or any direct or indirect redemption, retirement, purchase, or other acquisition by the Company of any shares of capital stock or other equity interests of the Company or issuance of any options, warrants or rights to subscribe for or purchase any shares of capital stock or other equity interests of the Company (including any Purchased Shares);

(ix) loans, advances or capital contributions made by the Company to, or investments made by the Company in, any Person (including but not limited to ACIC), other than loans or advances to employees in the ordinary course of the Business and which, in the aggregate, do not exceed One Thousand Dollars ($1,000.00);

(x) other than the Agency Agreement, which is addressed in clause (i) of this Section 3.11(a), (i), execution, amendment, or termination of, or receipt of notice of termination of, any Material Contract or any relinquishment, waiver, or release of any material right under any Material Contract, except for such actions effected in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the operation of the Business or to the Company;

(xi) capital expenditures or capital additions or betterments to the Business in excess of Ten Thousand Dollars ($10,000.00) individually or Twenty-Five Thousand Dollars ($25,000.00) in the aggregate;

(xii) incurring by the Company of any Indebtedness which exceeds Five Thousand Dollars ($5,000.00);

(xiii) acceleration or delay in the collection of any notes or accounts receivable in advance of or beyond their due dates, other than any such acceleration or delay in the collection of such notes or accounts receivable for a period of no more than ninety (90) days in the ordinary course of business, consistent with past practices, and in amounts which do not exceed, in the aggregate, Five Thousand Dollars ($5,000.00);

(xiv) acceleration or delay of the payment of any accounts payable or other Liabilities beyond or in advance of their due dates, other than any such acceleration or delay in payment of such accounts payable or other Liabilities for a period of no more than ninety (90) days in the ordinary course of business, consistent with past practices, and in amounts which do not exceed, in the aggregate, Five Thousand Dollars ($5,000.00);

(xv) settlement of any Proceeding or release of any Threatened Proceeding against the Company; or

(xvi) agreement, whether oral or written, by the Company to do any of the foregoing set forth in clauses (i) through (xv) of this Section 3.11(a).

(b) Except as set forth on Schedule 3.11(b), since January 1, 2019, the Company has not suffered any change or event which had or, to the Knowledge of the Seller, could reasonably be expected to have, a Material Adverse Effect.

3.12. Material Contracts; Absence of Certain Practices.

(a) Schedule 3.12(a) sets forth a complete and accurate list of each Contract to which the Company is a party, or by which it or its properties or assets are bound, of the type described below (collectively, the “Material Contracts”), and the Company has made available to Purchaser for its review true and complete copies of, or, if such Contracts are oral, Schedule 3.12(a) includes an accurate and complete summary of all of the material terms and conditions of:

(i) the Agency Agreement;

(ii) the Cost Sharing Agreement;

(iii) each Contract that involves performance of services or delivery of goods or materials to or by the Company of an amount or value in excess of Twenty-Five Thousand Dollars ($25,000.00) during any twelve (12) month period;

(iv) each Contract that was not entered into in the ordinary course of Business or that is with any Related Person;

(v) each licensing agreement or other Contract with respect to any Intellectual Property;

(vi) each Contract to or with any consultant to, or any employee or Representative of a group of employees of, the Company relating to fees, wages, hours, and other conditions or terms of employment;

(vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;

(viii) each Contract containing covenants that purport to restrict, in any material respect, a Person’s business activity or limit, in any material respect, the freedom of a Person to engage in any line of business or to compete with any other Person;

(ix) each Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000.00);

(x) each of the Leases, if any;

(xi) each Contract for the sale of any properties, assets or operations of the Company or the Business, or for the grant of option or preferential rights to purchase any such properties, assets or operations;

(xii) each Contract relating to the acquisition by the Company of any operating business or the capital stock or all or substantially all of the assets (other than in the ordinary course of business) of any other Person, whether or not consummated;

(xiii) each Contract pursuant to which any party thereto is required to purchase or sell a stated portion of its requirements or output to another party thereto;

(xiv) each Contract relating to the lending or borrowing of money or the incurrence of any other Indebtedness, including loan agreements, guarantees, performance bonds, letters of credit, and similar instruments or arrangements, and any security agreement or other agreement relating thereto pursuant to which any Encumbrance is created with respect to the Company or its assets as security for its obligations with respect to any such Indebtedness and all Contracts to which ACIC is a party;

(xv) each Contract with a Governmental Body;

(xvi) each other Contract (other than the other Material Contracts otherwise listed in Schedule 3.12(a)) creating any obligation to be paid by the Company of more than Twenty-Five Thousand Dollars ($25,000.00) annually with respect to each such Contract; and

(xvii) each amendment, supplement, and modification in respect of any of the Contracts identified in clauses (i) through (xvi) of this Section 3.12(a).

(b) Except as set forth in Schedule 3.12(b): (i) each Material Contract is and at the Closing Date will be in full force and effect and is and at the Closing Date will be valid and enforceable against the Company and, to the Knowledge of the Seller, the other Person or Persons that are parties thereto in accordance with its terms; (ii) the Company and, to the Knowledge of the Seller, each other Person that has or had any Liability under any Material Contract, has complied in all material respects with all applicable terms and requirements of such Contract; and (iii) the Company has not received from any Person that is a party to any Material Contract, any notice that any such Person intends to terminate such Material Contract or otherwise relating to any material dispute or disagreement thereunder or with respect thereto.

(c) No direct or indirect payments have been made to any Person by the Company or Seller for the purposes of inducing such Person to sell or purchase any goods or services to or from ACIC, the Company or any of their respective brokers, agents, or other Representatives, or to induce such Person not to purchase or sell any goods or services to or from any other Person, and neither the Company, the Seller nor, to the Knowledge of the Seller, any of the Company’s officers, managers, or employees has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution, or similar benefit, to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder ACIC, the Company or the Business or to assist ACIC or the Company in connection with any actual or proposed transaction relating to the Business, the business conducted by ACIC, or any of their respective properties or assets.

3.13. Insurance.

(a) Schedule 3.13(a) sets forth, in reasonable detail, a complete and accurate list, and the Company has made available to Purchaser for its review true and complete copies, of: (i) all policies of insurance under which the Company, or any of its directors, officers, employees or agents, is presently insured or has been insured at any time within the three (3) year period immediately preceding the date of this Agreement, including professional liability, errors and omissions, directors’ and officers’ liability, property and casualty, and other policies of insurance, and (ii) all pending applications for policies of insurance. Each policy of insurance described in Schedule 3.13(a) under with the Company, or any of its directors, officers, employees or agents, is presently insured is in full force and effect.

(b) Except as set forth in Schedule 3.13(b), at all times during the three (3) year period immediately preceding the date of this Agreement, (i) the Company has maintained, or caused to be maintained, insurance covering itself, its employees and its assets comparable in terms of the type of coverage to that maintained by it as of the date hereof and (ii) no claims have been made by or on behalf of the Company under or with respect to any such insurance.

3.14. Labor Matters. The Company is not a party to or bound by any labor Contract, no employees of the Company are represented by any union or other employee organization, and there has not been, there is not presently pending or existing, and, to the Knowledge of the Seller, there is not Threatened any organizational activity, or other labor dispute against or affecting the Company. To the Knowledge of the Seller, no manager, senior executive officer, or other key member of executive management of the Company intends to terminate his or her employment as a result of the completion of the Contemplated Transactions.

3.15. Intellectual Property.

(a) The Company does not own or license any patents. Schedule 3.15(a) sets forth a complete and accurate list of all Marks, Copyrights, Software, and URLs owned by the Company or used by the Company in the conduct of the Business or necessary therefor. Except as set forth in Schedule 3.15(a):

(i) the Company is the owner of all right, title, and interest in and to each item of Intellectual Property identified on Schedule 3.15(a), free and clear of all Encumbrances, except for the Encumbrances referred to on Schedule 3.15(a);

(ii) all Intellectual Property identified on Schedule 3.15(a) currently complies in all material respects with all applicable Legal Requirements and all fees (including maintenance fees) required for its continued enforceability (if any) have been paid;

(iii) to the Knowledge of the Seller, there is no intellectual property or application of any Person which is reasonably likely to invalidate, limit or interfere with the Intellectual Property identified on Schedule 3.15(a); and

(iv) to the Knowledge of the Seller, none of the Intellectual Property identified on Schedule 3.15(a) has been infringed, challenged or misappropriated in any way, nor has any Proceeding been Threatened with respect thereto, nor does any such Intellectual Property infringe or, to the Knowledge of the Seller, has it been alleged to infringe, any intellectual property rights of any other Person.

(b) Except as set forth on Schedule 3.15(b), the Company owns or has the right to use all Software (including all copies thereof) used or necessary for the operation of the Business, free and clear of all Encumbrances (other than Encumbrances in the nature of usual and customary restrictions under “shrink wrap” or “execute-by-opening” license agreements relating to commercially available Software which do not require the payment of any licensing, maintenance, royalty, or other fee by the Company) and, no Software owned or used by the Company has been misappropriated or challenged in any way nor, to the Knowledge of the Seller, has any Proceeding been Threatened with respect thereto. None of the subject matter of any such Software has been misappropriated or is alleged to have been misappropriated from any Person by the Company.

(c) None of the Intellectual Property owned or used by the Company has been or has been alleged to have been, misappropriated by the Company from any Person nor does any employee, subcontractor or other Person claim any rights (including rights to compensation) in and to any of the Intellectual Property owned by the Company. The Company has taken commercially reasonable measures necessary to protect the Intellectual Property owned or used by it. To the Knowledge of the Seller, the Company has not caused any of such Intellectual Property to enter the public domain, or taken any action which has in any way affected its ownership of any portion of the Intellectual Property owned by it, or its use of any portion of the Intellectual Property licensed by it.

(d) No licensing fees, royalties or payments are due and payable in connection with the Company’s use of any Intellectual Property except for those referred to in Schedule 3.15(d).

3.16. Relationships With Related Persons. Except as set forth in Schedule 3.16:

(a) no Related Person of the Company or Seller has any interest in the Business or any properties or assets of the Company, other than the Seller’s ownership of all of the Purchased Shares;

(b) no Related Person of the Company or of Seller owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had material business dealings or a material financial interest in any material transaction with the Company or (ii) engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company;

(c) no Related Person of the Company or of Seller is a party to any Material Contract with, or has any material claim or right against, the Company; and

(d) as of the Closing Date, after giving effect to the Contemplated Transactions, the Company will not be required to make any payment to or perform any services for any Related Person of the Company or of Seller.

3.17. Insurance Clients. Attached hereto as Schedule 3.17 are production statements of the Company for the twelve month periods ended December 31, 2019, and December 31, 2020, respectively, related to the Business (the “Production Statements”), listing all active Client Accounts and including for each of the Client Accounts the gross premiums received with respect to each such Client Account for the relevant period. The Production Statements were produced from the books and records of the Company and to the Knowledge of the Seller are true, correct and complete in all material respects. To the Knowledge of the Seller, there are no oral or written agreements, commitments or understandings with respect to any Client Account whereby any of the commissions or fees received by any producer are being returned directly or indirectly to any Client or any other Person. ACIC has made available for inspection by Purchaser all insurance accounts, dailies, Client lists, policy expirations and renewals and all records, files and other information pertaining thereto prepared and maintained by the Company for all its Clients and its prospective Clients related to the Business.

(a) ACIC and its Producers have maintained policies and procedures designed to ensure that ACIC and its Producers have disclosed to each of ACIC’s customers and each group of customers the nature and extent of all forms of compensation received by ACIC and its Producers, directly or indirectly, from insurers, insurance intermediaries, or premium finance companies or other businesses in consideration for placing business with, or otherwise arranging business for, such businesses, including, but not limited to, profit sharing, contingent, supplemental, bonus, override, excess commissions or any other such similar compensation.

3.18. Brokers or Finders. Neither the Company nor the Seller or any of their respective Affiliates have incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which Purchaser or the Company will directly or indirectly have any Liability.

3.19. Bank Accounts; Powers of Attorney. Schedule 3.19 sets forth a true, correct and complete list of (a) all bank accounts, fiduciary accounts and safe deposit boxes of the Company (including the identity of the banks or financial institutions at which such accounts are maintained and the respective account numbers of any such accounts) and the Persons authorized to sign or otherwise act with respect thereto as of the date hereof and (b) all Persons holding powers of attorney for the Company and a summary description of such powers of attorney.

3.20. No Indebtedness or Undisclosed Liabilities. The Company has no Indebtedness or other Liabilities of any nature except for (a) Indebtedness described on Schedule 3.20, (b) Liabilities reflected or reserved against in the Financial Statements or Annual Statutory Statements, or the Interim Financial Statements or Interim Statutory Statements, for the period ended as of the Interim Balance Sheet Date and (c) current Liabilities incurred in the ordinary course of business, consistent with past practices, since the Interim Balance Sheet Date.

3.21. Disclosure. No representation or warranty of the Seller set forth in this Agreement or in any Related Agreement and no statement of the Seller in any of the Schedules hereto or thereto or other information required to be furnished by the Seller to Purchaser pursuant to, or in connection with, this Agreement or the Related Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading in any respect.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to the Seller as follows:

4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania.

4.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws. Upon the execution and delivery by Purchaser of the Related Agreements to which Purchaser is a party, such Related Agreements will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws. Purchaser has full corporate power and authority to execute and deliver this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.

(b) Neither Purchaser’s execution and delivery of this Agreement or the Related Agreements to which it is a party nor the completion or performance by Purchaser of any of the Contemplated Transactions will give any Governmental Body or other Person the right, or ability, to prevent, challenge, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of the Organizational Documents of Purchaser; (ii) any Legal Requirement or Order to which Purchaser may be subject; or (iii) any material Contract to which Purchaser is a party or by which Purchaser may be bound.

(c) Purchaser is not, nor will it be, required to give any notice to or obtain any Consent from, any Person in connection with the Contemplated Transactions.

4.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser, and to the actual knowledge of the President of Purchaser, no Proceeding has been Threatened, and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4. Brokers or Finders. Purchaser and its Affiliates have incurred no obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Seller will directly or indirectly have any Liability.

4.5. Disclosure. No representation or warranty of Purchaser set forth in this Agreement or in any Related Agreement and no statement of Purchaser in any of the Schedules hereto or thereto or other information required to be furnished by Purchaser to the Seller pursuant to this Agreement or the Related Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading in any respect.

5. MUTUAL COVENANTS; COVENANTS OF THE SELLER.

5.1. Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, upon reasonable prior notice from Purchaser, the Seller shall, and shall cause the Company and its Representatives to, (a) afford to Purchaser and its Representatives (including the independent certified public accounting firm preparing the audited consolidated financial statements of the Company as of, and for the year ended, December 31, 2019 and as of and for the year ending December 31, 2020), during normal business hours, access to the Company’s and ACIC’s personnel, properties, Contracts, books, and records, and other documents and data and (b) furnish Purchaser and its Representatives with copies of all such Contracts, books and records, documents and data (including financial, operating, and other data and information) as Purchaser or any of its Representatives may reasonably request (including for purposes of the preparation of the audited consolidated financial statements of the Company as of, and for the year ended, December 31, 2019 and as of and for the year ending December 31, 2020). Any and all rights of Purchaser pursuant to this Section 5.1 shall be conditioned and contingent upon Purchaser’s compliance with the confidentiality restrictions referred to in Section 11.3.

5.2. Operation of the Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed to in writing by Purchaser, the Seller shall use its best efforts to, and shall cause the Company to:

(a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice;

(b) use commercially reasonable efforts to perform under the Agency Agreement in all respects, preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and goodwill with all material suppliers, customers, landlords, trade creditors, employees, agents, and others having material business relationships with the Company;

(c) confer with Purchaser concerning operational matters of a material nature;

(d) use commercially reasonable efforts to maintain all of its assets and properties that are material to the operation of the Business in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 3.13(a) or insurance providing comparable coverage;

(e) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice;

(f) report periodically to Purchaser, but in no event more frequently than weekly, concerning the status and operation of the Business; and

(g) deliver to Purchaser, within fifteen (15) days following the end of each calendar month which occurs between the date of this Agreement and the Closing Date, the Company’s internally prepared, unaudited balance sheet as of the end of such month and the related internally prepared unaudited statements of income, changes in shareholder’s equity and changes in cash flows for the period then ended, prepared in accordance with GAAP and otherwise conforming with the provisions of Section 3.4(b).

5.3. Negative Covenant. Except as otherwise expressly permitted by this Agreement or agreed to in writing by Purchaser, between the date of this Agreement and the Closing Date the Seller shall not, and shall not cause or permit the Company to, (a) take any affirmative action, or fail to take any commercially reasonable action within its or their reasonable control, as a result of which any of the changes or events listed in Section 3.11(a) would occur, or (b) agree to any amendment, or termination of, the Agency Agreement, or any relinquishment, waiver, or release of any material right under the Agency Agreement.

5.4. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Seller shall not, nor shall they cause or permit the Company or any of its or their respective Representatives to, directly or indirectly, (a) solicit, initiate, or encourage any inquiries or proposals from, (b) discuss or negotiate with, (c) enter into or authorize any agreement or agreement in principle with, or (d) provide any Confidential Information to, any Person (other than Purchaser and its Representatives) relating to any transaction involving (i) the sale of the Business or any material portion of the property or assets of the Company, or any of the Purchased Shares or any other equity or ownership interests in the Company, or (ii) any merger, consolidation, business combination, or similar transaction involving the Company. The Seller shall notify Purchaser within twenty-four (24) hours following the receipt by the Company, the Seller or any of their respective Related Persons or Representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any transaction of the type referred to in this Section 5.4. Purchaser acknowledges that the mere receipt by the Company, the Seller or any of their respective Related Persons or Representatives of an unsolicited inquiry or proposal regarding any such transaction shall not constitute a Breach of the Seller’s obligations under this Section 5.4, but only if the Seller notifies Purchaser of such inquiry or proposal as required by, and the Seller otherwise does not violate any of the covenants imposed upon the Seller pursuant to, this Section 5.4.

5.5. Mutual Covenants Regarding Governmental Authorizations and Other Consents.

(a) As promptly as practicable after the date of this Agreement, the Seller shall, and shall cause the Company to, make all filings which are required under Legal Requirements to be made by the Seller or the Company to complete the Contemplated Transactions; provided, however, that (i) Purchaser shall be responsible for the expense of preparing such filings and (ii) all such filings shall be subject to the prior review and approval of Purchaser. As promptly as practicable after the date of this Agreement, Purchaser shall make all filings required by Legal Requirements to be made by Purchaser to complete the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause the Company and ACIC to, cooperate with Purchaser with respect to all filings or notices that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

(b) Without limiting the generality of Section 5.5(a), after the effective date of this Agreement, if required by law Purchaser shall promptly file an application with the Department of Insurance pursuant to D.C. Code §31-703 on Form A seeking approval for a change in control of ACIC.

(c) If any Material Contract to which the Company is a party requires the Consent of any Person that is a party thereto to any of the Contemplated Transactions or Seller or the Company is otherwise required to obtain any Consent from any other Person in connection with the completion of the Contemplated Transactions, the Seller shall, and shall cause the Company to, with Purchaser’s cooperation, use commercially reasonable efforts to obtain from such Persons written Consents to the completion of the Contemplated Transactions.

(d) Between the date of this Agreement and the Closing Date, Purchaser shall (i) cooperate with the Company and the Seller with respect to all filings that the Company or the Seller are required by Legal Requirements to make in connection with the Contemplated Transactions (including the filing of the Statement With Respect To Shares (in the form attached hereto as Exhibit D) with the Pennsylvania Secretary of State), which filings shall be at the expense of Purchaser, and (ii) cooperate with the Seller and the Company in obtaining all of the Consents identified on Schedule 3.3(c).

5.6. Supplementation and Correction and Information. Between the date of this Agreement and the Closing Date, the Seller shall promptly correct and supplement the information set forth on the Schedules delivered by the Seller pursuant to this Agreement in order to cause such Schedules to remain correct and complete in all material respects; provided, however, that the Seller’s delivery to Purchaser of any such corrections or supplements to the Schedules shall not constitute an amendment to the Schedules to which such corrections and supplements relate unless Purchaser specifically consents to any such amendment in writing.

5.7. Efforts Regarding Completion. Subject to the terms and conditions of this Agreement, Purchaser and the Seller shall each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are reasonably necessary or appropriate as promptly as practicable to satisfy their respective conditions set forth in Sections 6 and 7 and to complete the Contemplated Transactions. Each of the Seller and Purchaser shall cooperate fully with the other in assisting such party in complying with the provisions of this Section 5.7.

6. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE.

The obligation of Purchaser to pay the Purchase Price to the Seller at the Closing and to take the other actions required to be taken by Purchaser at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

6.1. Accuracy of Representations. Without giving effect to any correction or supplement to the Schedules delivered by the Seller to Purchaser pursuant to Section 5.6 which has not been consented to in writing by the Purchaser pursuant to Section 5.6, all of the representations and warranties of the Seller set forth in this Agreement and any Related Agreement, shall have been accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the date of this Agreement, and shall be accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

6.2. Seller’s Performance.

(a) All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(b) The Seller shall have delivered, or caused the delivery of, each of the documents required to be delivered by the Seller pursuant to Section 2.4(a).

6.3. Consents. Each of the notices and Consents identified or referred to on Schedule 3.3(c) (including, without limitation, the approval by the Department of Insurance of the matters contained in Purchaser’s Form A referenced in Section 5.5(b)) shall have been provided or obtained, as appropriate, and must be in full force and effect.

6.4. No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Purchaser or the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

6.5. No Prohibition. Neither the completion nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Purchaser to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.

6.6. Completion of ACIC Conversion Transaction. ACIC shall have completed or simultaneously with the Closing hereunder shall be completing the conversion of ACIC from a mutual insurance company into a stock insurance company (including the issuance of shares of the capital stock of the resulting stock insurance company to the Purchaser) in accordance with the applicable provisions of the Conversion Legislation and the ACIC Plan of Conversion, and the closing of the related offering of common stock by Purchaser (such transactions being referred to herein collectively as the “ACIC Conversion”).

7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

The obligation of the Seller to take the actions required to be taken by the Seller at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

7.1. Accuracy of Representations. All of the representations and warranties of Purchaser in this Agreement shall have been accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality qualifications, which representations and warranties shall be accurate in all respects) as of the date of this Agreement and shall be accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality qualifications, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

7.2. Purchaser’s Performance.

(a) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with in all material respects.

(b) Purchaser shall have delivered, or caused the delivery of, each of the documents or other items required to be delivered by Purchaser pursuant to Section 2.4(b) including, without limitation, the delivery of the Purchase Price required to be paid by Purchaser to the Seller at the Closing pursuant to Section 2.2.

7.3. No Prohibition. Neither the completion nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause either of the Seller to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.

7.4. No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against the Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

7.5. ACIC Conversion. The ACIC Conversion shall have been completed or simultaneously with the Closing hereunder shall be closing in accordance with the ACIC Plan of Conversion.

8. TERMINATION.

8.1. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by Purchaser, if any material Breach of the representations, warranties or covenants of the Seller set forth in this Agreement has been committed by the Seller and such Breach has not been (A) waived by Purchaser or (B) cured by the Seller within ten (10) days after the Seller receipt of written notice thereof from Purchaser;

(b) by the Seller, if any material Breach of any of the representations, warranties, or covenants of Purchaser set forth in this Agreement has been committed by Purchaser and such Breach has not been (i) waived by the Seller or (ii) cured by Purchaser within ten (10) days following Purchaser’s receipt of written notice of such Breach from the Seller;

(c) by Purchaser, if any of the conditions in Section 6 has not been satisfied as of the date and time that the Contemplated Transactions would otherwise be completed hereunder if not for the failure of such condition or conditions or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

(d) by the Seller, if any of the conditions in Section 7 has not been satisfied as of the date and time that the Contemplated Transactions would otherwise be completed hereunder if not for the failure of such condition or conditions or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with their obligations under this Agreement) and the Seller have not waived such condition on or before the Closing Date;

(e) by mutual written consent of Purchaser and the Seller; or

(f) by either Purchaser or the Seller, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2021, or such later date as the parties may agree upon in writing.

8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), all of the respective rights, duties and obligations of Purchaser, the Company, and Seller hereunder shall cease and terminate, except that the obligations in Sections 11.1, 11.2, and 11.3 shall survive. Purchaser may elect to proceed to Closing hereunder notwithstanding the Breach of any representation and warranty or covenant by the Seller, or any failure of any condition for the benefit of Purchaser, and, if Purchaser expressly preserves such covenant or condition, or Purchaser does not expressly waive such Breach or failure in writing, Purchaser may exercise all rights and remedies available to it hereunder or under applicable Legal Requirements with respect thereto following the Closing. Further, if this Agreement is terminated by any Party because of the Breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, a terminating Party’s right to pursue all rights and remedies under all applicable Legal Requirements shall survive such termination unimpaired.

9. INDEMNIFICATION; REMEDIES.

9.1. Survival. Subject in all respects to the limitations set forth in Section 9.5 and the provisions of Section 9.6, all representations, warranties, covenants, and obligations in this Agreement and in the Related Agreements shall survive the Closing.

9.2. General Indemnification and Reimbursement by the Seller. Subject to the provisions of this Section 9, the Seller shall indemnify, defend and hold harmless Purchaser, the Company, and the respective officers, directors, shareholders, successors and permitted transferees and assigns of Purchaser and the Company (collectively, the “Purchaser Indemnitees”) from and against, and shall reimburse the Purchaser Indemnitees for, any Damages arising from or relating to any of the following:

(a) any Breach of any representation or warranty made by the Seller in this Agreement or any Related Agreement, in each case read without regard to (i) any corrections or supplements to the Schedules delivered by the Seller to Purchaser pursuant to Section 5.6 which have not been consented to in writing by the Purchaser pursuant to Section 5.6 and (ii) any qualifications or limitations to such representations or warranties based upon materiality or Material Adverse Effect, but excluding, however, a Breach of any representation or warranty by the Seller in Section 3.7 [Taxes] (which is addressed in Section 9.4);

(b) any Breach by Seller of any covenant or obligation of the Seller in this Agreement or any Related Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any Person with the Company or Seller (or any Person or Representative acting on their behalf) in connection with any of the Contemplated Transactions.

The right of the Purchaser Indemnitees to receive indemnification or reimbursement, or pursue any other remedy based on the representations, warranties, covenants, and obligations of the Seller referred to in this Section 9.2, shall not be affected by any investigation, examination or review conducted by Purchaser or any of its Representatives with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or any of its Representatives about the accuracy or inaccuracy of, or compliance with, any such representations, warranties, covenants or obligations.

9.3. General Indemnification and Reimbursement by Purchaser. Purchaser shall indemnify, defend and hold harmless the Seller and the officers, directors, shareholders, successors and permitted transferees and assigns of Seller (collectively, the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, any Damages arising from or relating to any of the following:

(a) any material Breach of any representation or warranty made by Purchaser in this Agreement or in any Related Agreement;

(b) any material Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or any Related Agreement; or

(c) any material claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4. Tax Indemnification.

(a) Subject to the provisions of this Section 9, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against, and shall reimburse the Purchaser Indemnitees for, any Company Indemnified Taxes.

(b) For purposes of determining the Seller’s obligation to indemnify the Purchaser Indemnitees pursuant to Section 9.4(a):

(i) the parties shall, to the extent permitted by applicable Legal requirements, elect with the relevant taxing authority to treat for all purposes the end of the day on the Closing Date as the last day of a taxable period of the Company, such that the Company files a Tax Return for a period that ends at the end of the day on the Closing Date;

(ii) in the case of any taxable period beginning before and ending after the Closing Date (a “Straddle Period”) where applicable Legal Requirements do not permit the Company to treat the end of the day on the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of any Tax that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(A) in the case of Taxes resulting from, or imposed on, sales, receipts, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if the Company filed a Tax Return for the portion of the Straddle Period ending on and including the Closing Date, based upon an interim closing of the books of the Company on the Closing Date; and

(B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

9.5. Time Limitations.

(a) General Indemnity Period. Notwithstanding anything contained herein to the contrary, except as otherwise specifically provided in Sections 9.5(b), 9.5(c), and 9.5(d), the Seller will have no liability to the Purchaser Indemnitees pursuant to Section 9.2(a) unless, on or before the expiration of the twelve (12) month period immediately following the Closing Date, the Seller is given written notice from a Purchaser Indemnitee of an indemnity claim made pursuant to Section 9.2(a) specifying the factual basis of that claim in reasonable detail (a “Claim Notice”); provided, however, that with respect to any such claim for which a Claim Notice has been given to the Seller prior to the expiration of such twelve (12) month period, the Seller’s liability to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.

(b) Exception to General Indemnity Period (Tax Claims). Notwithstanding the provisions of Section 9.5(a), the Seller will have no liability to the Purchaser Indemnitees under, or in connection with, any indemnity claims made pursuant to Section 9.4 (a “Tax Claim”), unless on or before the expiration of the applicable Tax statute of limitations, the Seller is given a Claim Notice for such Tax Claim; provided, however, that with respect to any such Tax Claim for which a Claim Notice has been given to the Seller on or before the expiration of the applicable Tax statute of limitations, the Seller’s liability to the Purchaser Indemnitees for such Tax Claim shall survive without limitation as to time until such Tax Claim is resolved. The term “applicable Tax statute of limitations,” as used in this Section 9.5(b), shall mean, with respect to any particular type of Tax, a period of time equal to the applicable statute of limitations established pursuant to any Legal Requirement pertaining to such Tax, plus ninety (90) days.

(c) Exception to General Indemnity Period (Fundamental Indemnification Claims). Notwithstanding the provisions of Section 9.5(a), the Seller will have no liability to the Purchaser Indemnitees under, or in connection with, any indemnity claims made pursuant to Section 9.2(a) attributable to a Breach of any of the Seller’s Fundamental Representations and Warranties (a “Fundamental Indemnification Claim”), unless on or before the expiration of the six (6) year period immediately following the Closing Date, the Seller is given a Claim Notice for such Fundamental Indemnification Claim; provided, however, that with respect to any such Fundamental Indemnification Claim for which a Claim Notice has been given to the Seller prior to the expiration of such six (6) year period, the Seller’s liability to the Purchaser Indemnitees for such Fundamental Indemnification Claim shall survive without limitation as to time until such Fundamental Indemnification Claim is resolved.

(d) Notwithstanding the provisions of Section 9.5(a), Section 9.5(a) shall not apply to (i) indemnity claims attributable to the fraud of Seller or (ii) any indemnity claim under Sections 9.2(b) or 9.2(c).

9.6. Limitations on Amount of Liability.

(a) Indemnity Deductible. Except as provided in Section 9.6(c), the Seller will have no liability to the Purchaser Indemnitees with respect to indemnity claims made pursuant to Section 9.2(a) until the total of all Damages with respect to such claims exceeds One Hundred Thousand Dollars ($100,000.00), and then only for the amount by which such Damages exceed One Hundred Thousand Dollars ($100,000.00).

(b) Indemnity Cap. Except as provided in Section 9.6(c), the maximum amount of Damages that the Seller shall, in the aggregate, be required to pay to the Purchaser Indemnitees pursuant to Section 9.2(a) shall be an amount equal to One Million Four Hundred Thousand Dollars ($1,400,000.00).

(c) Exceptions to Indemnity Deductible and Cap. Notwithstanding the provisions of Sections 9.6(a) and 9.6(b), Sections 9.6(a) and 9.6(b) shall not apply to (i) indemnity claims attributable to the fraud of Seller, (ii) any Fundamental Indemnification Claim, (iii) any Tax Claim, or (iv) any indemnity claim under Sections 9.2(b) or 9.2(c).

9.7. Procedure for Indemnification - Third Party Claims.

(a) All claims for indemnification under this Agreement shall be governed by the procedures set forth in this Section 9.7.

(b) When a Person seeking indemnification under Sections 9.2, 9.3 or 9.4 (the “Indemnified Party”) receives notice of any claims made by third parties (“Third Party Claims”), or has any other claim for indemnification other than a Third Party Claim, which is or may be the basis of a claim for indemnification hereunder, the Indemnified Party shall promptly deliver a Claim Notice to the other party (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to promptly deliver a Claim Notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been materially prejudiced thereby. Upon receipt of a Claim Notice from the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may, but shall not be required to, assume the defense of such Third Party Claim. If the Indemnifying Party elects to undertake the defense of any Third Party Claim, it shall use counsel of its choice but reasonably acceptable to the Indemnified Party, and the Indemnifying Party shall pay all reasonable costs and expenses thereof (including the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim prior to the assumption of such defense by the Indemnifying Party) and shall be fully responsible for the outcome thereof, subject to the limitations set forth in Section 9.6; provided, however, that the Indemnifying Party’s right to assume and control the defense of any Third Party Claim is conditioned upon the Indemnifying Party (i) acknowledging to the Indemnified Party, in writing and without qualification or limitation (other than any applicable limitation set forth in Section 9.6), the Indemnifying Party’s obligation to indemnify the Indemnified Party for all Damages relating to such Third Party Claim and (ii) providing to the Indemnified Party such satisfactory assurances that the Indemnifying Party has the financial ability to fully indemnify the Indemnified Party for all such Damages (subject to any applicable limitation set forth in Section 9.6). The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any Third Party Claims within thirty (30) days after the date of receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claims. If an Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s Claim Notice is given, furnish notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have irrevocably waived its right to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 9.7(b), it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall (A) pay all costs and expenses of such defense, subject however to the limitations set forth in Section 9.6 and (B) be liable to the Indemnified Party for any Damages to which it may become subject as a result of any Proceeding relating to such Third Party Claim, including any compromise or settlement of any such Third Party Claims, subject to the applicable limitations (if any) set forth in Section 9.6.

(c) Notwithstanding the provisions of Section 9.7(b), with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel, but only if and to the extent that, (i) there is a conflict of interest that makes it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party; (ii) the actual or potential defendants in, or targets of, any such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party); (iii) the Indemnifying Party shall not have engaged counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable amount of time after the Indemnified Party’s Claim Notice is given; or (iv) the Indemnifying Party shall authorize, in writing, the Indemnified Party to engage separate counsel at the Indemnifying Party’s expense.

(d) The Indemnifying Party may settle any Third Party Claim only if it has agreed to contest the claim in accordance with Section 9.7(b). If any Indemnifying Party desires to settle any Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld), (i) settle or compromise such Third Party Claim, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any such Third Party Claim, in any manner that would be reasonably likely to adversely affect the Indemnified Party other than as a result of money Damages or other money payments which are fully indemnified against by the Indemnifying Party.

9.8. Exclusive Remedy; Etc.

(a) Except as specifically set forth in Section 9.8(b), and for any claims relating or attributable to the fraud of any party, the sole and exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees for any and all claims or Damages relating to or arising out of or in connection with this Agreement (whether any such claim may be made in contract, breach of warranty, tort, or otherwise) shall be an action for indemnity pursuant to this Section 9, which shall be governed and limited by this Section 9.

(b) Notwithstanding the provisions of Section 9.8(a), each party shall be entitled to pursue those equitable and legal remedies which may otherwise be available to it pursuant to the provisions of (i) Section 8.2, (ii) Section 10.4, and (iii) any of the Related Agreements to which it is a party.

9.9. Determination of Damages. For purposes of this Section 9, the term “Damages” means, collectively, all claims, Liabilities, obligations, losses, damages (whether direct, indirect, consequential, incidental, special, punitive, or otherwise), deficiencies, assessments, Taxes, Encumbrances, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, action, suit, or other proceeding or demand); provided, however, that if the event, loss, claim or other liability that gave rise to the right to receive indemnification is covered by insurance maintained by or for the benefit of the Indemnified Party, the amount of any “Damages” shall be reduced by the net amount of any reimbursement, replacement, or other compensation actually received by such Indemnified Party pursuant to such insurance.

10. AGREEMENT NOT TO COMPETE, ETC.

10.1. Noncompetition. Seller hereby acknowledges and recognizes the highly competitive nature of the Business and accordingly agrees that Seller shall not, during the Noncompetition Period, directly or indirectly, (a) engage in the Business, whether such engagement is as an officer, director, manager, proprietor, employee, partner, investor (other than as a passive investor in less than three percent (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, creditor, or otherwise anywhere in the Restricted Territory; or (b) assist others in engaging in the Business in the manner described in Section 10.1(a); or (c) solicit or induce any individual who is or was an employee of the Company or of Purchaser to terminate his or her employment or offer employment to or hire or otherwise engage any such individual; or (d) solicit the business of, or trade with, any customers or clients or prospective customers or clients of the Company or of ACIC with respect to the products sold or services provided by the Company or ACIC during the two (2) year period immediately preceding the Closing Date; or (e) induce, or otherwise solicit, any customers or clients, or prospective customers or clients, of the Company or ACIC to terminate or otherwise curtail or impair their business relationship with the Company or ACIC, respectively.

10.2. Confidentiality. Seller expressly acknowledges and agrees that the records, books, data, and other confidential information concerning the products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Company or ACIC obtained by Seller through its ownership of the Company are considered by Purchaser to be confidential and in the nature of trade secrets and are valuable, special and unique assets of the Company, access to and knowledge of which are essential to preserve the good will and going business value of the Company for the benefit of Purchaser. In recognition of the highly competitive nature of the industry in which the Business will be conducted, Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a Breach of this or any other confidentiality agreement) and heretofore or in the future obtained by

Seller shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, Seller hereby agrees that Seller shall not, at any time during or after the Noncompetition Period, disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by applicable Legal Requirements or an appropriate Order and written notice thereof, if practicable, is provided to Purchaser not less than ten (10) days prior to such disclosure, nor shall Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a Breach of this or any other confidentiality agreement), for Seller’s own purposes or for the benefit of any Person (except the Company or its Affiliates) under any circumstances during or after the Noncompetition Period.

10.3. Reformation. It is expressly understood and agreed that, although the parties consider the restrictions set forth in Sections 10.1 and 10.2 to be reasonable for the purpose of preserving for Purchaser the good will, proprietary rights and going business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Sections 10.1 or 10.2 is an unreasonable or otherwise unenforceable restriction against Seller, the parties do hereby authorize such court to revise and amend the provisions of Sections 10.1 and 10.2 so as to produce legally enforceable restrictions, and, if the court refuses to do so, the parties agree that the provisions of Sections 10.1 and 10.2, as appropriate, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

10.4. Equitable Relief. Seller acknowledges and agrees that Purchaser’s remedy at law for a Breach or threatened Breach of any of the provisions of Sections 10.1 and 10.2 would be inadequate and, in recognition of that fact, in the event of a Breach or threatened Breach by Seller of any of the provisions of Sections 10.1 or 10.2, it is agreed that, in addition to its remedy at law, Purchaser, without posting any bond or other security (other than a nominal bond or other nominal security), shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Seller agrees not to oppose Purchaser’s request for any of the above relief on the grounds that such relief is inappropriate; provided, however, that the foregoing shall not preclude or prohibit Seller from asserting any applicable affirmative defenses which may be available to Seller. Nothing set forth in this Section 10.4 shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available to it for such Breach or threatened Breach pursuant to Section 9.2.

11. GENERAL PROVISIONS.

11.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its own costs and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all legal, accounting, and investment banking fees, costs and expenses and fees and expenses of any other Representatives of such party that are incurred in connection with this Agreement or the Contemplated Transactions. It is expressly understood, recognized, acknowledged and agreed by the parties that the Seller shall pay all such fees, costs and expenses incurred by the Company in connection with this Agreement or the Contemplated Transactions at or prior to the Closing.

11.2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement, the Contemplated Transactions or any of the terms hereof or thereof shall be issued, if at all, at such time, in such manner and shall include only such information as Purchaser and the Seller shall mutually agree upon in writing; provided, however, Purchaser and its Affiliates shall be permitted to make any announcement with respect to this Agreement or the Contemplated Transactions required pursuant to any applicable Legal Requirement, including, to the extent applicable, the Securities Act of 1933, as amended, or any successor law, and any regulations promulgated thereunder, or the rules of any securities exchange on which shares of the capital stock or other securities of any Affiliate of Purchaser are listed. Unless consented to by the other party in advance in writing or required by Legal Requirements, prior to the Closing, Purchaser and the Seller shall, and the Seller shall cause the Company to, keep this Agreement strictly confidential and neither none of them shall make, or cause to be made, any disclosure of this Agreement or any of its terms to any Person. Purchaser and the Seller shall, and the Seller shall cause the Company to, consult with each other concerning when and the means by which the Company’s clients, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and to cooperate with respect to such disclosure. Except as otherwise specifically permitted or required by this Section 11.2, in no event shall any party be permitted to announce publicly the Purchase Price without the prior written consent of the other parties.

11.3. Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser and the Seller shall, and the Seller shall cause the Company to, and after the Closing Date the Seller shall, maintain in confidence, and the parties shall cause the respective Related Persons and Representatives of Purchaser and the Company to maintain in confidence any confidential or proprietary written, oral, or other information obtained from the other party or such parties’ Related Persons or Representatives in connection with this Agreement or the Contemplated Transactions (it being understood that, in all events, such information may be disclosed to a party’s Affiliates, Representatives and financing providers), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the completion of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with a Legal Requirement or Proceeding. If the Contemplated Transactions are not completed, each party shall return or destroy as much of such written information as the other party may reasonably request, excluding, however, any such information stored solely in an electronic form or media on a Party’s disaster recovery or backup computer systems.

11.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mail, if sent by certified U.S. mail, with return receipt requested, or (c) one (1) business day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next business day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to the Seller:	MCW Holdings, Inc.
8401 Connecticut Avenue, Suite 300
Chevy Chase, MD 20815
Attention: Patrick J. Bracewell

with a copy to:

Attention: _____________, Esquire

If to Purchaser:	Amalgamated Specialty Group Holdings, Inc.
8401 Connecticut Avenue, Suite 300
Chevy Chase, MD 20815
Attention: Jason Wolfe

with a copy to:	Stevens & Lee, P.C.
111 North 6th Street
Reading, PA 19603
Attention: __________________, Esquire

11.5. Jurisdiction; Venue. Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced and maintained only in any state or federal court located in the Commonwealth of Pennsylvania. Each party (a) expressly and irrevocably consents and submits to the exclusive jurisdiction and venue of each such court; (b) agrees that each such court shall be deemed to be a convenient forum; (c) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 11.4; and (d) irrevocably waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding commenced in any such court, any claim or objection that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.6. Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.

11.8. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

11.9. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. Except as specifically provided in Section 10.3, this Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10. Assignments, Successors, and No Third-Party Rights. None of the parties may assign or otherwise transfer any of their respective rights under this Agreement without the prior written consent of the other parties. Any attempted assignment in contravention of the foregoing restrictions on assignment or transfer shall be null and void. Subject to the immediately preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except for the obligation of (i) the Seller to indemnify, defend and reimburse the Purchaser Indemnitees pursuant to Section 9.2 and Section 9.4 and (ii) Purchaser to indemnify, defend and reimburse the Seller Indemnitees pursuant to Section 9.3, and as otherwise provided in this Section 11.10, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, permitted assigns, heirs, executors, and personal representatives.

11.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

11.12. Section Headings, Construction. The headings of the Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.

11.13. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14. Governing Law. This Agreement shall be governed by and construed under the domestic, internal laws of the Commonwealth of Pennsylvania without regard to its principles pertaining to conflict of laws.

11.15. Counterparts. This Agreement and any Related Agreement may be executed in two (2) or more counterparts, each of which counterparts of this Agreement or any such Related Agreement, as appropriate, shall be deemed to be an original of this Agreement or such Related Agreement, as appropriate, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed counterpart hereof and of any of the Related Agreements by facsimile transmission or electronic mail (as a Portable Document Format (PDF) file) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed counterpart of this Agreement or such Related Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

By:	/s/ Daniel P. McFadden
Name: Daniel P. McFadden
Title: Vice President

MCW HOLDINGS, INC.

By:	/s/ Patrick J. Bracewell (SEAL)
Name: Patrick J. Bracewell
Title: Chairman and President

Signature Page to ARM Stock Purchase Agreement